Exhibit 99.1

900 North Michigan Avenue
Suite 1600
Chicago, Illinois 60611
(312) 274-2000

Contact:

G. MARC BAUMANN
Executive Vice President and
Chief Financial Officer
Standard Parking Corporation
(312) 274-2199
mbaumann@standardparking.com

FOR IMMEDIATE RELEASE

Standard Parking Corporation Announces
2004 Third Quarter and First Nine Month Results

CHICAGO,IL – November 11, 2004 - Standard Parking Corporation (NASDAQ: STAN), one of the nation’s largest providers of parking management services, today announced 2004 third quarter and nine month operating results.

Operating income for the third quarter grew by 38% to $6.0 million versus $4.3 million a year ago.  Operating expenses for 2003 included $1.0 million in non-recurring items comprised of $0.8 million in management fees to the parent company and $0.2 million in special charges.  After eliminating these items, the third quarter’s year-to-year income from operations increased by approximately 14%.

Reported results for the nine months of 2004 have been impacted by certain items related to the Company’s initial public offering of common stock (“IPO”) completed during the second quarter of this year.  Operating income for the nine-month period was up by 16% to $13.5 million.  However, after excluding non-recurring items comprised of an IPO-related non-cash stock option compensation expense of $2.3 million in 2004, $0.8 million per quarter in management fees to the Company’s former parent company in 2004 and 2003 that were discontinued at the time of the IPO, and $0.5 million in special charges during 2003, operating income for the nine months increased by approximately 20% to $17.3 million, from $14.4 million a year earlier.

Third Quarter Operating Results

The Company reported third quarter 2004 net income of $3.6 million, or $0.34 per basic and $0.33 per diluted share, compared with a net loss of $2.5 million a year ago.  The third quarter 2003 net loss included $4.1 million in accrued dividends on preferred stock issues that were retired in conjunction with the IPO.

Gross profit was $15.4 million in the third quarter of 2004, unchanged from the previous year.  Several factors impacted the year-over-year gross profit comparison.  In the third quarter of 2003, the Company recorded a one-time gain due to a $0.3 million reimbursement from the Wayne County Airport settlement.  In this year’s third quarter, the Company took a $0.2 million charge related to the increased length of time anticipated to collect a long-term receivable.  In addition, the effects of the active 2004 Atlantic hurricane season had a negative $0.1 impact on gross profit.  However, general and administrative expenses (“G&A”) decreased by 5% during the period to $7.8 million.  G&A was positively impacted by a net gain of $0.2 million in death benefit proceeds related to a life insurance policy on a former Company executive and the collection of a $0.2 million long-term receivable that had been previously reserved.  As a result, G&A as a percentage of gross profit improved to 50.9% from 53.7% a year ago.  Operating income increased by approximately 38% to $6.0 million for this year’s third quarter.

In conjunction with its IPO in the 2004 second quarter, the Company received nearly $50 million in proceeds net of the underwriting discount.  These proceeds and the Company’s IPO-related refinancing of its senior credit agreement facilitated the Company’s reduction of total debt by almost $41 million compared with June 30, 2003.  This transaction resulted in a significant reduction in interest expense for the third quarter to $2.4 million from $4.1 million a year earlier.  The Company reduced debt in the third quarter by $3.4 million, and entered into $1.4 million in new capital leases.

Total parking services revenue for the third quarter, excluding reimbursement of management contract expense, was up by 13% to $57.2 million from $50.5 million a year earlier.  Reimbursement of management contract expense is excluded because its timing and amount fluctuate substantially for reasons unrelated to the Company’s parking services revenue.  This performance reflects the net addition of 14 parking locations during the past 12 months and increased revenue from insurance and other ancillary services.

Commentary

James A. Wilhelm, the Company’s President and Chief Executive Officer, stated “We have just completed our first full quarter as a public equity company, and I continue to be very pleased with the way the business performs.  Gross profit growth did lag growth in both revenues and operating income and was less than we would have liked, but was understandable given the one-time items that impacted both this year and last year.

“We continue to be successful in acquiring key new contracts around the country.  I am particularly pleased that we have acquired the contract to manage the Montclair Station/ Route 17 Park-and-Ride facility.  This acquisition represents our entry into the municipally owned “park-and-ride” facilities that are common throughout the country.  We also expanded and solidified our relationship with Douglas Emmett Company, a dominant presence in the Los Angeles real estate market.  While our location count has only modestly increased during the last 12 month period, our focus has been, and continues to be, adding quality contracts to our portfolio.

“We believe that free cash flow provides meaningful insight into our ability to generate cash flow in excess of the cash required to maintain our existing operations.  This third quarter represents the first quarter in which our free cash flow is not impacted by our previous capital structure, and is free of the distorting effects of the IPO that was completed in the second quarter.  The Company generated $3.0 million of free cash flow in the third quarter of 2004, net of the quarter’s $2.3 million semi-annual interest payment on our 9¼% notes,” Wilhelm concluded.

John V. Holten, Chairman of the Board of Standard Parking, commented that “The Board of Directors is very pleased with the results generated by the management team to date.  The Board fully supports the Company’s strategy of pursuing organic growth while intensifying efforts to explore other growth opportunities and, simultaneously, gradually improve our capital structure.”

Recent Developments

During the third quarter, the Company was awarded a number of contracts on properties across the country.

It recently announced that Hines, one of the world’s largest real estate development, investment and management firms, had selected the Company to manage its 590 space parking facility for the dual office tower, US Bank Plaza, in downtown Minneapolis, Minnesota.  Standard Parking now operates more than 35 locations in that major Midwestern city.

Standard Parking was awarded a contract by The New Jersey Department of Transit to manage two new garages with a total of 2,818 spaces at the Montclair Station/Route 17 Park-and-Ride Facility.  The Company added a 250 space location in Beverly Hills, California that expanded its relationship with Douglas Emmett, a major real estate and investment management firm.  In Richmond, Virginia, Standard Parking was selected to manage three fully automated municipal facilities in that city’s central business district.

During the quarter, the Company announced the appointment of Herbert W. Anderson, Jr. as Chief Operations Officer, with responsibility for overseeing day-to-day management of the Company’s parking and transportation operations.  Mr. Anderson has more than 20 years of senior level experience within the parking industry, the last 10 of which have been managing urban and airport operations for Standard Parking.

Year-to-Date Operating Results

The Company reported a net loss for the nine months of $1.6 million, or ($0.36) per basic and diluted weighted average share, as compared with a loss of $12.0 million for the comparable 2003 period.  The accrual of dividends on preferred stock issues, which are no longer outstanding, reduced net income by $7.2 million for the nine months ended September 30, 2004 and $11.6 million for the year earlier period.

For the nine-month period, gross profit increased by 6% to $47.0 million.  General and administrative expenses for the period were up by approximately 3% to $25.0 million.  This performance reflected continued improvement in operating leverage, as G&A as a percentage of gross profit dropped to 53.2% from 55.0% a year ago.

Operating income for the nine-month period increased by 16%, which includes the impact of non-cash stock option compensation expense of $2.3 million in the 2004 period, management fees to the Company’s former parent company of $1.5 million in 2004 and $2.3 million during 2003, and a special charge of $0.5 million during 2003.  Excluding these items, operating income increased by approximately 20%, which more accurately reflects the improved operating leverage the Company achieved during the first nine months of this year.

Total parking services revenue for the nine-month period, excluding reimbursement of management contract expense, rose by 8% to $171.9 million from $159.1 million last year.

Capital expenditures for the nine months of $0.9 million reflect the Company’s minimal fixed investment requirements given its strategy of managing locations under management contracts and non-capital intensive lease agreements.  Depreciation and amortization expense for the period was $4.7 million compared with $5.6 million a year ago.

Financial Outlook

The Company reaffirms that it expects reported net earnings per share for the 2004 year to be in the range of $0.25 to $0.35 per weighted average diluted share.  Net earnings per share for the second half of 2004, which will be substantially free of IPO-related impacts, is expected to be in the range of $0.65 to $0.75 per weighted average diluted share.  The Company expects the year-on-year comparison in gross profit for the fourth quarter will be impacted by the favorable changes in loss reserve estimates that were recognized in the fourth quarter of 2003 but which are not expected to be duplicated in this year’s fourth quarter.

The Company also is providing pro forma guidance for the year to provide a clearer picture of the Company’s operating results free from the impacts of the mid-year IPO, including varying weighted average share counts.  For pro forma guidance purposes, the statutory tax rate of 39% is reduced to 30% based on the Company’s ability to use its substantial net operating loss carry-forwards to shield income for a period beyond five years.  However, the Company’s reported GAAP and cash tax rates are expected to be substantially less than 30% for the next several years due to the different treatment of certain items for book and tax purposes.  The timing of the recognition of these tax benefits may result in wide fluctuations in reported GAAP results.  On a pro forma basis, assuming that the Company’s IPO took place as of December 31, 2003, earnings per share is expected to be in the range of $0.84 to $0.91 per pro forma diluted share.  The accompanying tables contain detailed calculations of the pro forma adjustments.

Conference Call

The Company’s quarterly earnings conference call will be held at 10:00 a.m. (CST) on Thursday, November 11, 2004, and is available live and in replay to all analyst/investors through a webcast service.  To listen to the live call, individuals are directed to the Company’s investor relations page at www.standardparking.com or www.fulldisclosure.com at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

Standard Parking is a leading national provider of parking facility management services.  The company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry.  The company manages approximately 1,900 parking facilities, containing over one million parking spaces in close to 300 cities across the United States and Canada.  In addition, the company manages parking-related and shuttle bus operations serving more than 60 airports.

* * * * *

More information about Standard Parking is available at www.standardparking.com.  Standard Parking’s 2003 annual report filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company’s website.

DISCLOSURE NOTICE: The information contained in this document is as of November 11, 2004. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and the attachments contain forward-looking information about the Company’s financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following:  an increase in owner-operated parking facilities; changes in patterns of air travel or automobile usage, including effects of changes in gas and airplane fuel prices, effects of weather on travel and transportation patterns or other events affecting local, national and international economic conditions; implementation of the Company’s operating and growth strategy, including possible strategic acquisitions; the loss, or renewal on less favorable terms, of management contracts and leases; player strikes or other events affecting major league sports; changes in general economic and business conditions or demographic trends; ongoing integration of past and future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; changes in current pricing; development of new, competitive parking-related services; changes in federal and state regulations including those affecting airports, parking lots at airports and automobile use; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; the Company’s ability to renew the Company’s insurance policies on acceptable terms, the extent to which the Company’s clients purchase insurance through us and the Company’s ability to successfully manage self-insured losses; the Company’s ability to form and maintain relationships with large real estate owners, managers and developers; the Company’s ability to provide performance bonds on acceptable terms to guarantee the Company’s performance under certain contracts; the loss of key employees; the Company’s ability to develop, deploy and utilize information technology; the Company’s ability to refinance the Company’s indebtedness; the Company’s ability to consummate transactions and integrate newly acquired contracts into the Company’s operations; availability, terms and deployment of capital; the amount of net operating losses, if any, the Company’s may utilize in any year and the ability of Steamboat Industries LLC and its subsidiary to control the Company’s major corporate decisions.  A further list and description of these risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, in its periodic reports on Forms 10-Q and 8-K, and in its Registration Statement on Form S-1 (333-112652).

# # # #

STANDARD PARKING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for share and per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Parking services revenue:
Lease contracts	$37,125	$31,989	$109,366	$103,554
Management contracts	20,089	18,491	62,537	55,589
	57,214	50,480	171,903	159,143
Reimbursement of management contract expense	76,597	84,160	246,525	245,295
Total revenue	133,811	134,640	418,428	404,438

Cost of parking services:
Lease contracts	33,131	28,001	99,103	93,522
Management contracts	8,660	7,097	25,805	21,293
	41,791	35,098	124,908	114,815
Reimbursed management contract expense	76,597	84,160	246,525	245,295
Total cost of parking services	118,388	119,258	371,433	360,110

Gross profit:
Lease contracts	3,994	3,988	10,263	10,032
Management contracts	11,429	11,394	36,732	34,296
Total gross profit	15,423	15,382	46,995	44,328

General and administrative expenses	7,848	8,265	24,997	24,365
Special charges	—	203	—	548
Depreciation and amortization	1,554	1,815	4,724	5,555
Management fee-parent company	—	750	1,500	2,250
Non-cash stock option compensation expense (1)	—	—	2,293	—

Operating income	6,021	4,349	13,481	11,610
Other expenses (income):
Interest expense	2,414	4,061	10,956	12,247
Interest income	(78)	(51)	(420)	(153)
Net loss (gain) from extinguishment of debt	27	(1,757)	(3,833)	(1,757)
	2,363	2,253	6,703	10,337

Income before minority interest and income taxes	3,658	2,096	6,778	1,273

Minority interest expense	54	81	296	266
Income tax expense	19	148	336	483

Net income before preferred stock dividends and increase in value of common stock subject to put/call rights	3,585	1,867	6,146	524

Preferred stock dividends	—	4,052	7,243	11,567
Increase in value of common stock subject to put/call rights	—	297	538	937
Net income (loss)	$3,585	$(2,482)	$(1,635)	$(11,980)

Common Stock Data:
Net income (loss) per common share:
Basic	$.34	$—	$(.36)	$—
Diluted (2)	$.33	$—	$(.36)	$—
Weighted average common shares outstanding:
Basic	10,464,888	—	4,564,902	—
Diluted (2)	10,708,537	—	4,564,902	—

(1)          Non-cash stock option compensation expense of $2,293 relates entirely to general and administrative expense

(2)          No incremental shares related to options are included for the nine-months ended due to a loss for that period.

STANDARD PARKING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for share and per share data)

	September 30, 2004	December 31, 2003
	(Unaudited)	(see Note)
ASSETS
Current assets:
Cash and cash equivalents	$7,478	$8,470
Notes and accounts receivable, net	31,221	30,923
Prepaid expenses and supplies	2,926	1,436
Total current assets	41,625	40,829

Leaseholds and equipment, net	14,851	15,959
Long-term receivables, net	7,145	5,431
Advances and deposits	1,803	2,090
Goodwill	118,052	117,390
Intangible and other assets, net	5,621	7,886

Total assets	$189,097	$189,585

LIABILITIES AND COMMON STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$24,482	$24,971
Accrued and other current liabilities	18,768	22,261
Current portion of long-term borrowings	2,931	2,840
Total current liabilities	46,181	50,072

Long-term borrowings, excluding current portion	113,598	158,239
Other long-term liabilities	18,784	19,776
Convertible redeemable preferred stock, series D	1	56,399
Redeemable preferred stock, series C	—	60,389
Common stock subject to put/call rights; 5.01 shares issued and outstanding	—	10,712

Common stockholders’ equity (deficit):
Common stock, par value $1 per share; 3,000 shares authorized; 26.3 shares issued and outstanding	—	1
Common stock, par value $.001 per share; 12,000,100 shares authorized; 10,464,888 shares issued and outstanding	10	—
Additional paid-in capital	193,365	15,222
Accumulated other comprehensive income	(215)	(233)
Accumulated deficit	(182,627)	(180,992)
Total common stockholders’ equity (deficit)	10,533	(166,002)

Total liabilities and common stockholders’ equity (deficit)	$189,097	$189,585

Note:                   The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

STANDARD PARKING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

 (in thousands, except for share and per share data, unaudited)

	Nine Months Ended
	September 30, 2004	September 30, 2003

Operating activities:
Net income	$6,146	$524
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	4,724	5,555
Non-cash interest expense	279	2,287
Amortization of debt issuance costs	836	833
Amortization of carrying value in excess of principal	(1,256)	(2,189)
Non-cash stock option compensation expense	2,407	—
Changes in valuation allowance	752	(235)
Write-off of debt issuance costs	2,385	—
Write-off of carrying value in excess of principal related to the 14% senior subordinated second lien notes	(8,207)	—
Gain on extinguishments of debt	—	(1,757)
Change in operating assets and liabilities	(9,070)	2,332
Net cash (used in) provided by operating activities	(1,004)	7,350

Investing activities:
Purchase of leaseholds and equipment	(908)	(591)
Contingent purchase payments	(557)	(460)
Net cash used in investing activities	(1,465)	(1,051)

Financing activities:
Net proceeds from initial public offering	46,715	—
Repurchase of common stock subject to put/call rights	(6,250)	—
Redemption of series C preferred stock	—	(2,413)
Proceeds from other debt	—	332
Proceeds from senior credit facility	22,350	7,800
Payments on long-term borrowings	(96)	(33)
Payments on joint venture borrowings	(410)	(558)
Payments of debt issuance costs	(1,402)	(2,834)
Payments on capital leases	(1,714)	(1,656)
Repurchase of 14% senior subordinated second lien notes	(57,734)	(5,915)
Net cash provided by (used in) financing activities	1,459	(5,277)

Effect of exchange rate changes on cash and cash equivalents	18	335

(Decrease) increase in cash and cash equivalents	(992)	1,357
Cash and cash equivalents at beginning of period	8,470	6,153

Cash and cash equivalents at end of period	$7,478	7,510
Supplemental disclosures:
Cash paid during the period for:
Interest	$13,772	$11,728
Income taxes	191	565
Supplemental disclosures of non-cash activity:
Debt issued for capital lease obligation	$2,453	$682
Issuance of 14% senior subordinated second lien notes	375	1,232

Free Cash Flow

(in thousands)

Three months ended September 30, 2004
Operating Income	$6,021
Depreciation and amortization expense	1,554
Cash interest paid (1)	(3,470)
Income tax paid	(39)
Minority interest	(54)
Change in assets and liabilities	(588)
Capital expenditures and contingent purchase payments	(409)
Free Cash Flow (2)	$3,015
Decrease in cash and cash equivalents	779
Free cash flow, net of change in cash	$3,794

(Uses) of cash:
Repayment of revolver	$(2,600)
Payment of debt	(794)
Payment of IPO costs and debt issuance costs	(400)
Total (uses) of cash	$(3,794)

(1)  Includes $2.3 million semi-annual interest paid during the quarter for the 9.25% Sr. Subordinated Notes

(2) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow

	6 Months 6/30/2004	9 Months 9/30/2004	3 Months 9/30/2004
Net cash (used in) provided by operating activities	$(4,284)	$(1,004)	$3,280
Net cash (used in) investing activities	(1,056)	(1,465)	(409)
Effect of exchange rate changes	(126)	18	144
Free cash flow			$3,015

Pro Forma Net Income

(in thousands, except for per share data)

		Nine months ended September 30, 2004
			pro forma
			per share *
Net loss - as reported	A	$(1,635)	$(0.15)

Pro forma adjustments
Additional post-IPO general and administrative expenses (1)		$(586)	$(0.05)
Management fee - parent company		1,500	0.14
Interest expense		3,804	0.36
Net gain from extinguishment of debt (1)		(3,833)	(0.36)
Non-cash stock option compensation expense (1)		2,293	0.22
Preferred stock dividends		7,243	0.68
Increase in value of common stock subject to put/call rights		538	0.05

Total pro forma adjustments - assuming the IPO took place as of 12/31/03	B	$10,959	$1.03

Pro forma tax adjustment:
Pro forma net income - assuming the IPO took place as of 12/31/03	C = A + B	9,324	0.87
Reported income tax expense	D	336	0.03
Pro forma pre-tax income	E = C + D	9,660	0.91

Pro forma income tax rate at 30% (2)	F = - (E x 30%)	(2,898)	(0.27)
Reported income tax expense	D	336	0.03
Total pro forma tax adjustment	G = F + D	(2,562)	$(0.24)

Pro forma net income	H = A + B + G	$6,762	$0.63

*       Pro forma shares outstanding as if the initial public offering had occurred at 12/31/03 and the stock price remained unchanged at the offering price.

Basic shares (actual shares outstanding at 9/30/04)	10,465
Effect of dilutive common stock options (assuming $11.50 average stock price)	199
Fully diluted shares	10,664

*       All per share data is calculated based on 10,664 pro forma shares.

(1) A detailed description of these items is set forth in our Form S-1 [333-112652] Registration Statement.

(2) For pro forma purposes, the statutory tax rate of 39% is reduced to 30% based on the Company’s ability to use net operating loss carry-forwards to shield income for a period beyond five years.  The Company’s reported GAAP and cash tax rates are expected to be substantially less than 30% due to the different treatment of certain items for book and tax purposes.

Pro Forma Earnings Per Share Guidance

(in thousands, except for per share data)

	Per Share Data
Expected reportable earnings per weighted average diluted share for 2004	$0.25	$0.35

Expected earnings per pro forma diluted share for 2004*	$0.10	$0.20
Adjustment assuming a 12/31/03 IPO (see above)	1.03	1.03
Estimated 2004 GAAP income tax expense	0.07	0.07
Pro forma pre-tax income	1.20	1.30
Pro forma income tax at 30% rate (1)	(0.36)	(0.39)
Pro forma earnings per share guidance range	$0.84	$0.91

* Pro forma shares outstanding

Basic shares	10,465
Effect of dilutive common stock options (assuming $11.50 average stock price)	199
Fully diluted shares	10,664

(1)  For pro forma purposes, the statutory tax rate of 39% is reduced to 30% based on the Company’s ability to use net operating loss carry-forwards to shield income for a period beyond five years.  The Company’s reported GAAP and cash tax rates are expected to be substantially less than 30% due to the different treatment of certain items for book and tax purposes.